EXHIBIT 99.1

Puradyn Reports 2013 Year End Financial Results

Boynton Beach, FL - March 27, 2014 - Puradyn Filter Technologies Incorporated (OTCQB: PFTI) today announced financial results for the year ended December 31, 2013.

Net sales decreased by 1.2% in 2013 compared to 2012.  Domestic sales, which represented 89.8% of net revenues in 2013, increased approximately 6.5% compared to 2012. International sales decreased to approximately 10.2% of the Company’s consolidated net sales in 2013 compared to 16.7% in 2012. International sales declined in 2013 compared to 2012 due to one major customer’s reduction in filter purchases.

Net loss in 2013 was approximately $1.33 million or ($0.03) per share, basic and diluted, as compared to a net loss of approximately $2.23 million or ($0.05) per share, basic and diluted, in the previous year.

Loss from operations improved slightly at approximately $1.32 million in 2013 from $1.44 million in 2012.  Cost of products sold, as a percentage of sales, also improved slightly, to approximately 71% for 2013 from approximately 76% for 2012.

Kevin G. Kroger, President and COO, stated, “Revenues for 2013 were disappointing, however, based on orders received to date, we are showing a strong first quarter in 2014.  In 2013 we were able to add two new distributors, both with solid track records in their respective industries, which will be able to introduce our product to industries and regions in which we have had only limited success. In addition, recent articles in trade magazines regarding our technology’s success in helping one of our customers save millions of dollars annually are increasing recognition of our product’s performance.”

Kroger, concluded, “Based upon customer feedback and progress reports on current product evaluations, we remain optimistic in 2014.”

For further discussion relevant to the Company’s financial results for 2013 and other information on the Company, its business and operations, you can request a copy of the Company’s annual report on Form 10-K at (561) 547-9499 or go the Investors Relations section of the Company’s website at www.puradyn.com.  A copy is also available from the SEC website at www.sec.gov.

About Puradyn Filter Technologies Incorporated

Puradyn (OTCQB: PFTI) designs, manufactures and markets the puraDYN® Oil Filtration System, the most effective bypass filtration product on the market today.  It continuously cleans lubricating oil and maintains oil viscosity to safely and significantly extend oil change intervals and engine life.   Effective for internal combustion engines, transmissions and hydraulic applications, the Company's patented and proprietary system is a responsible, cost-effective, and energy-conscious solution to the use of depleting resources of oil.

THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT ARE BASED UPON CURRENT EXPECTATIONS AND INVOLVE CERTAIN RISKS AND UNCERTAINTIES. WORDS OR EXPRESSIONS SUCH AS "ANTICIPATE," "PLAN," "WILL," "INTEND," "BELIEVE" OR "EXPECT" OR VARIATIONS OF SUCH WORDS AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY SUCH FORWARD-LOOKING STATEMENTS. THESE FORWARD-LOOKING STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE AND ARE SUBJECT TO RISKS, UNCERTAINTIES, AND OTHER FACTORS, SOME OF WHICH ARE BEYOND OUR CONTROL AND DIFFICULT TO PREDICT AND COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR FORECASTED IN THE FORWARD-LOOKING STATEMENTS, INCLUDING, WITHOUT LIMITATION, STATEMENTS MADE WITH RESPECT TO EXPECTATIONS WITH RESPECT TO OUR HISTORY OF DECLINING REVENUES, THE COMPANY’S ABILITY TO CONTINUE AS A GOING CONCERN, THE DEPENDENCE ON LOANS FROM RELATED PARTIES AND THE POSSIBLE INABILITY TO RAISE CAPITAL FUNDS, LACK OF PROTECTION FROM INTELLECTUAL PROPERTY, VULNERABILITY BECAUSE OF MANUFACTURING A LIMITED NUMBER OF PRODUCTS, DEPENDENCE ON DISTRIBUTORS, , AMONG OTHER RISKS, ALL AS SET FORTH IN OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013. ALL FORWARD-LOOKING STATEMENTS INVOLVE SIGNIFICANT RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD-LOOKING STATEMENTS, MANY OF WHICH ARE GENERALLY OUTSIDE OUR CONTROL AND ARE DIFFICULT TO PREDICT. PURADYN UNDERTAKES NO OBLIGATION TO PUBLICLY UPDATE ANY FORWARD-LOOKING STATEMENTS, WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

Puradyn Filter Technologies Incorporated
Consolidated Statements of Operations

	Year Ended December 31
	2013	2012

Net sales	$2,538,613	$2,569,499
Cost of sales	1,805,268	1,947,484
Gross profit	733,345	622,015

Costs and expenses:
Salaries and wages	1,092,529	1,096,814
Selling and administrative	958,002	967,660
Total Operating Costs	2,050,531	2,064,474

Loss from operations	(1,317,186)	(1,442,459)

Other (expense) income:
Realized gain on foreign currency translation adjustment	—	146,255
Loss on impairment of fixed assets	(29,284)	—
Settlement income	146,273	—
Gain / (loss) on note receivable	—	(755,350)
Miscellaneous income	85,719	—
Interest expense	(218,814)	(175,919)
Total other expense	(16,106)	(785,014)

Provision for income taxes	—	—

Net loss	$(1,333,292)	$(2,227,473)

Basic and diluted loss per common share	$(.03)	$(.05)

Basic and diluted weighted average common shares Outstanding	48,373,044	47,221,186

See accompanying notes to consolidated financial statements in the Company’s 10-K.

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CONTACT:

Kathryn Morris

Director of Corporate Communications

(T) 561 547 9499, x 226

investor-relations@puradyn.com

http://www.puradyn.com